Exhibit 1.1

Articles of Incorporation

of

Mizuho Financial Group, Inc.

June 26, 2007

[Translation]

ARTICLES OF INCORPORATION

OF

MIZUHO FINANCIAL GROUP, INC.

CHAPTER I

GENERAL PROVISIONS

Article 1.	(Trade Name)

The company shall be called “Kabushiki Kaisha Mizuho Financial Group” and in English, “Mizuho Financial Group, Inc.”(hereinafter referred to as the “Company”).

Article 2.	(Purpose)

The purpose of the Company shall be to engage in the following businesses as a bank holding company:

(1) Operation and management of bank holding companies, banks, long-term credit banks, specialized securities companies and other companies which may be owned by the Company as its subsidiaries under the Banking Law; and

(2) Any other business incidental to the foregoing.

Article 3.	(Head Office)

The Company shall have its head office in Chiyoda-ku, Tokyo.

Article 4.	(Organizations)

The Company shall establish the following organizations, in addition to the general meeting of shareholders and Directors.

(1) Board of Directors;

(2) Corporate Auditors;

(3) Board of Corporate Auditors; and

(4) Accounting Auditors.

Article 5.	(Method of Public Notices)

Public notices by the Company shall be given in the Nihon Keizai Shimbun.

CHAPTER II

SHARES

Article 6.	(Total Number of Authorized Shares)

The total number of shares which the Company is authorized to issue shall be 29,266,700 shares, and each total number of the classes of shares which the Company is authorized to issue shall be as set forth below;

provided, however, that in the case where a cancellation of shares is made, the number of shares which the Company is authorized to issue shall be reduced by the number of shares so canceled:

Common stock:	24,868,200 shares

Class XI preferred stock:	1,398,500 shares

Class XII preferred stock:	1,500,000 shares

Class XIII preferred stock:	1,500,000 shares

Article 7.	(Issuance of Share Certificates)

The Company shall issue share certificates representing its issued stock.

Article 8.	(Acquisition of Own Shares)

The Company may, by a resolution of the Board of Directors, acquire its own stock through market transactions or other methods pursuant to the provisions of Article 165, Paragraph 2 of the Company Law of Japan (the “Law”).

Article 9.	(Additional Purchase of Fractional Shares)

As provided for in the Share Handling Regulations, any holder of fractional share shall be entitled to demand that the Company sell to the holder of fractional share the fraction of a share that would, together with the fractional share owned by such holder of fractional share, constitute one share.

Article 10.	(Record Date)

1. The Company shall deem shareholders having voting rights appearing in writing or electronically in the register of shareholders (including the register of beneficial shareholders; the same shall apply hereinafter) as of the end of March 31 of each year as the shareholders who are entitled to exercise their rights at the ordinary general meeting of shareholders for the relevant business year.

2. In addition to the preceding paragraph, the Company may temporarily set the record date whenever necessary, by a resolution of the Board of Directors and upon giving a prior public notice thereof.

Article 11.	(Shareholder Register Manager, etc.)

1. The Company shall appoint a shareholder register manager.

2. The shareholder register manager and its handling office shall be determined by a resolution of the Board of Directors, and a public notice shall be given with respect thereto.

3. The preparation and keeping of, and other operations relating to the register of shareholders, the register of stock acquisition rights and the register of lost share certificates of the Company shall be entrusted to the shareholder register manager and shall not be handled by the Company.

4. The Company shall appoint a transfer agent with respect to fractional shares, to which the preceding two (2) paragraphs shall apply mutatis mutandis.

Article 12.	(Share Handling Regulations)

Denominations of share certificates of the Company and, entry, whether written or electronic, in the register of shareholder and the register of fractional share, purchase and additional purchase of fractional shares, and other operations relating to shares and fractional shares and handling fees therefor and the method of request or notice by shareholders with respect to general meetings of shareholders shall be governed by the Share Handling Regulations prescribed by the Board of Directors, in addition to laws and regulations and these Articles of Incorporation.

CHAPTER III

PREFERRED STOCK

Article 13.	(Preferred Stock Dividends)

1. In respect of dividends from its surplus provided for in Article 52, the Company shall distribute dividends from its surplus by cash on preferred stock (hereinafter referred to as the “Preferred Stock Dividends”) in such amount as provided for below to shareholders of preferred stock (hereinafter referred to as the “Shareholders of Preferred Stock”) or registered stock pledgees in respect of preferred stock (hereinafter referred to as the “Registered Preferred Stock Pledgees”) in priority to holders of common stock (hereinafter referred to as the “Shareholders of Common Stock”), registered stock pledgees in respect of common stock (hereinafter referred to as the “Registered Common Stock Pledgees”) or holders of fractional shares in respect of common stock; provided, however, that in the case where all or a part of the Preferred Stock Interim Dividends provided for in Article 14 have been paid in the relevant business year, the amount so paid shall be reduced accordingly:

Class XI preferred stock:	amount decided by the resolution of the Board of Directors on the issuance of such stock, which amount shall not exceed 50,000 yen per share

Class XII preferred stock:	amount decided by the resolution of the Board of Directors on the issuance of such stock, which amount shall not exceed 50,000 yen per share

Class XIII preferred stock:	amount decided by the resolution of the Board of Directors on the issuance of such stock, which amount shall not exceed 100,000 yen per share

2. In a given business year, if all or a part of the Preferred Stock Dividends have not been paid to the Shareholders of Preferred Stock or Registered Preferred Stock Pledgees, the unpaid amount shall not be accumulated for the subsequent business years.

3. The Company shall not distribute dividends from its surplus to any Shareholder of Preferred Stock or Registered Preferred Stock Pledgee, any amount in excess of the amount of the relevant Preferred Stock Dividends.

Article 14.	(Preferred Stock Interim Dividends)

In respect of interim dividends provided for in Article 53, the Company shall distribute dividends from its surplus by cash in one half of the amount of the Preferred Stock Dividends provided for in the main clause of Paragraph 1 of the preceding article (referred to as the “Preferred Stock Interim Dividends” in these Articles of Incorporation) to the Shareholders of Preferred Stock or Registered Preferred Stock Pledgees in priority to the Shareholders of Common Stock, Registered Common Stock Pledgees or holders of fractional share in respect of common stock.

Article 15.	(Distribution of Residual Assets)

1. In respect of distribution of residual assets, the Company shall pay to the Shareholders of Preferred Stock or Registered Preferred Stock Pledgees in priority to the Shareholders of Common Stock, Registered Common Stock Pledgees or holders of fractional share in respect of common stock in such amount as provided for below:

Classes XI through XIII preferred stock:	1,000,000 yen per share

2. No distribution of residual assets other than those provided for in the preceding paragraph shall be made to any Shareholder of Preferred Stock or Registered Preferred Stock Pledgee.

Article 16.	(Voting Rights)

The Shareholders of Preferred Stock shall not have voting rights at a general meeting of shareholders; provided, however, that the Shareholders of Preferred Stock may have voting rights from the date of a general meeting of shareholders, in the case where a proposal on the Preferred Stock Dividends is not submitted to such general meeting of shareholders, or immediately after the closing of a general meeting of shareholders, in the case where a proposal on the Preferred Stock Dividends is rejected at such general meeting of shareholders, until, in either case, such time as the resolution of a general meeting of shareholders is passed to grant the Preferred Stock Dividends.

Article 17.	(Consolidation or Split of Preferred Stock, Free Allotment of Stock and Rights to Receive Allotment of Offered Stock, etc.)

1. The Company shall not consolidate or split any preferred stock, and shall not make any free allotment of any stock for the Shareholders of Preferred Stock.

2. The Company shall not grant the Shareholders of Preferred Stock any rights to receive allotment of offered stock, offered stock acquisition rights, bonds with stock acquisition rights, or offered stock acquisition rights and bonds, either of which are capable of being transferred separately from the others and shall not make any free allotment of any stock acquisition rights for the Shareholder of Preferred Stock.

Article 18.	(Acquisition of Preferred Stock)

1. In respect of Classes XII and XIII preferred stock, the Company may acquire each such class of preferred stock, in whole or in part, on the date separately determined by a resolution of a general meeting of shareholders, after such time and at such acquisition price as respectively determined by a resolution of the Board of Directors relating to the issuance of the relevant preferred stock.

2. In the case of a partial acquisition pursuant to the preceding paragraph, such redemption shall be made by way of lot or pro rata allocation.

Article 19.	(Request for Acquisition of Preferred Stock)

Any holder of Classes XI and XII preferred stock may request to the Company to acquire the relevant preferred stock held by such Shareholder of Preferred Stock during the period in which such Shareholder of Preferred Stock is entitled to request such acquisition as determined by a resolution of the Board of Directors relating to the issuance of the relevant preferred stock (hereinafter referred to as the “Period for Acquisition Request”). The Company shall deliver its own common stock to such Shareholder of Preferred Stock, in exchange for the Company’s acquisition of the relevant preferred stock. The terms of acquisition, including the number of the common stock to be delivered per one (1) share of the relevant preferred stock upon such request for acquisition, shall be determined by a resolution of the relevant Board of Directors.

Article 20.	(Mandatory Acquisition of Preferred Stock)

1. The Company may acquire any of Classes XI and XII preferred stock, in respect of which a request for acquisition has not been made during the Period for Acquisition Request, on the day immediately following the last day of such period (hereinafter referred to as the “Mandatory Acquisition Date”) and instead, the Company shall deliver its own common stock to holders of the relevant preferred stock. In this case, the number of the common stock to be delivered in exchange for the acquisition of one (1) share of the relevant preferred stock shall be obtained by dividing the amount equivalent to the subscription money per one (1) share of the relevant preferred stock by the current market price of the common stock of the Company; provided, however, that such current market price of the common stock shall be the daily average price of closing prices (including the closing bid or offered price) of the common stock of the Company (in regular trading) as reported by the Tokyo Stock Exchange for the 30 consecutive trading days (excluding any trading day or days on which no closing prices or closing bids or offered prices are reported) commencing on the 45th trading day prior to the Mandatory Acquisition Date, and such calculation shall be made to units of ten (10) yen, and by rounding up to the nearest 100 yen when equal to or more than fifty (50) yen and disregarding amounts less than fifty (50) yen.

2. In respect of Classes XI and XII preferred stock, the number of common stock referred to in the preceding paragraph shall not exceed the number of shares obtained by dividing the amount equivalent to the subscription money per one (1) share of each such class of preferred stock by the minimum acquisition price determined by the resolution of the Board of Directors relating to the relevant issuance of the preferred stock.

3. In the calculation of the number of common stock provided for in the preceding two (2) paragraphs, any number less than one (1) share shall be treated pursuant to the provisions provided for in Article 234 of the Law.

Article 21.	(Order of Priority)

All classes of preferred stock authorized to be issued by the Company shall rank pari passu with each other in respect of the payment of the Preferred Stock Dividends and the Preferred Stock Interim Dividends, and the distribution of residual assets.

CHAPTER IV

GENERAL MEETINGS OF SHAREHOLDERS

Article 22.	(Convocation of General Meetings of Shareholders)

An ordinary general meeting of shareholders of the Company shall be convened no later than 3 months from the last day of each business year and an extraordinary general meeting of shareholders shall be convened whenever necessary.

Article 23.	(Place where General Meetings of Shareholders shall be Convened)

General meetings of shareholders shall be convened within the wards of Tokyo.

Article 24.	(Person Authorized to Convene General Meetings of Shareholders and the Chairman of the Meeting)

1. The President shall convene and preside over the general meeting of shareholders.

2. In the case where the President is unable so to act, one of the other Director(s) in the order previously determined by the Board of Directors shall take such person’s place.

Article 25.	(Disclosure of Reference Materials, etc. for General Meetings of Shareholders via Internet)

The Company may, at the time of convocation of a general meeting of shareholders, deem to have provided shareholders with information with respect to matters which shall be stated or indicated in the reference materials for a general meeting of shareholders, business reports, non-consolidated financial documents and consolidated financial documents by disclosing those by way of using the Internet as provided for in the ordinances of the Ministry of Justice.

Article 26.	(Method of Adopting Resolutions)

1. Unless otherwise provided for by laws or regulations or these Articles of Incorporation, resolutions of a general meeting of shareholders shall be adopted by an affirmative vote of a majority of the voting rights held by the shareholders present at the meeting who are entitled to exercise their voting rights.

2. Resolutions of a meeting of shareholders governed by Article 309, Paragraph 2 of the Law shall be adopted by an affirmative vote of not less than two-thirds (2/3) of the voting rights held by the shareholders present at the relevant meeting who shall hold in aggregate not less than one-third (1/3) of the voting rights of the shareholders entitled to exercise their voting rights.

Article 27.	(Voting by Proxy)

1. Shareholders may exercise their voting rights at the relevant general meeting of shareholders by a proxy who shall also be a shareholder of the Company holding voting rights at such meeting.

2. The shareholder or his/her proxy shall submit to the Company a document evidencing the authority of such proxy to act as such at each general meeting of shareholders.

Article 28.	(Minutes of General Meetings)

The minutes of general meetings of shareholders shall be prepared in writing or by electromagnetic file as provided for in laws and regulations.

Article 29.	(General Meetings of Holders of Classes of Stock)

1. Unless otherwise provided for by laws or regulations or these Articles of Incorporation, resolutions of a general meeting of holders of classes of stock shall be adopted by an affirmative vote of a majority of the voting rights held by the holders present at the meeting who are entitled to exercise their voting rights.

2. Resolutions provided for in Article 324, Paragraph 2 of the Law shall be adopted by an affirmative vote of not less than two-thirds (2/3) of the voting rights held by the holders present at the relevant meeting who shall hold in aggregate not less than one-third (1/3) of the voting rights of the holders entitled to exercise their voting rights.

3. The provisions of Articles 23 through 25 and 27 and the preceding Article shall apply mutatis mutandis to the general meetings of holders of classes of stock.

CHAPTER V

DIRECTORS AND BOARD OF DIRECTORS

Article 30.	(Number)

The Company shall have not more than fifteen (15) Directors.

Article 31.	(Method of Appointment)

1. The Director(s) shall be appointed at a general meeting of shareholders.

2. A resolution for the appointment of Director(s) shall be adopted by an affirmative vote of a majority of the voting rights held by the shareholders present at the relevant meeting who shall hold in aggregate not less than one-third (1/3) of the voting rights of the shareholders entitled to exercise their voting rights.

3. Cumulative voting shall not be used for the appointment of Director(s).

Article 32.	(Method of Dismissal)

A resolution for the dismissal of Director(s) shall be adopted by an affirmative vote of a majority of the voting rights held by the shareholders present at the relevant general meeting of shareholders who shall hold in aggregate not less than one-third (1/3) of the voting rights of the shareholders entitled to exercise their voting rights.

Article 33.	(Term of Office)

The term of office of Director(s) shall expire at the closing of the ordinary general meeting of shareholders concerning the last business year ending within two (2) years after their appointment.

Article 34.	(Representative Director(s) and Director(s) with Titles)

1. The Representative Director(s) shall be designated by a resolution of the Board of Directors.

2. The President shall be appointed by a resolution of the Board of Directors.

3. The Board of Directors may, by its resolutions, appoint Chairman, Deputy Chairman, Deputy President(s), Senior Managing Director(s) and Managing Director(s).

Article 35.	(Duties of the President)

The President shall oversee the operations of the Company.

Article 36.	(Person Authorized to Convene Meetings of the Board of Directors and Chairman of the Meeting)

1. Unless otherwise provided for by laws or regulations, the President shall convene and preside over the meeting of the Board of Directors.

2. In the case where the President is unable so to act, one of the other Director(s) in the order previously determined by the Board of Directors shall take such person’s place.

Article 37.	(Notice to Convene Meetings of the Board of Directors)

1. Notice to convene a meeting of the Board of Directors shall be given to each Director and Corporate Auditor not less than three (3) days prior to the date set for such meeting; provided, however, that in case of emergency, such period may be shortened.

2. A meeting of the Board of Directors may be held without taking the procedures of convocation with the consent of all the Directors and Corporate Auditors.

Article 38.	(Method of Adopting Resolutions of the Board of Directors)

Resolutions of a meeting of the Board of Directors shall be adopted by an affirmative vote of a majority of the Directors present at the relevant meeting who shall constitute a majority in number of all the Directors entitled to take part in the vote.

Article 39.	(Minutes of Meetings of the Board of Directors)

The minutes of the meetings of the Board of Directors shall be prepared in writing or by electromagnetic file as provided for in laws and regulations, the Director(s) and Corporate Auditors present thereat shall affix their names and seals thereon, or electronic signatures thereto.

Article 40.	(Regulations of the Board of Directors)

Matters concerning the Board of Directors shall be governed by the Regulations of the Board of Directors prescribed by the Board of Directors, in addition to laws and regulations and these Articles of Incorporation.

Article 41.	(Liability Limitation Agreements with Outside Director(s))

Pursuant to the provisions provided for in Article 427, Paragraph 1 of the Law, the Company may enter into liability limitation agreements with any Outside Director which limit the liability provided for in Article 423, Paragraph 1 of the Law to the higher of either (i) the pre-determined amount not less than twenty million (20,000,000) yen or (ii) the amount prescribed in laws and regulations, provided that such Outside Director is bona fide and without gross negligence in performing his/her duty.

CHAPTER VI

CORPORATE AUDITORS AND BOARD OF CORPORATE AUDITORS

Article 42.	(Number)

The Company shall have not more than six (6) Corporate Auditors.

Article 43.	(Method of Appointment)

1. The Corporate Auditors shall be appointed at a general meeting of shareholders.

2. A resolution for appointment of Corporate Auditors shall be adopted by an affirmative vote of a majority of the voting rights held by the shareholders present at the relevant meeting who shall hold in aggregate not less than one-third (1/3) of the voting rights of the shareholders entitled to exercise their voting rights.

Article 44.	(Term of Office)

The term of office of Corporate Auditors shall expire at the closing of the ordinary general meeting of shareholders concerning the last business year ending within four (4) years after their appointments.

Article 45.	(Full-Time Corporate Auditor(s))

The Board of Corporate Auditors shall, by its resolution, designate full-time Corporate Auditor(s).

Article 46.	(Notice to Convene Meetings of the Board of Corporate Auditors)

1. Notice to convene a meeting of the Board of Corporate Auditors shall be given to each Corporate Auditor not less than three (3) days prior to the date set for such meeting; provided, however, that in case of emergency, such period may be shortened.

2. A meeting of the Board of Corporate Auditors may be held without taking the procedures of convocation with the consent of all the Corporate Auditors.

Article 47.	(Method of Adopting Resolutions of the Board of Corporate Auditors)

Resolutions of a meeting of the Board of Corporate Auditors shall be adopted by an affirmative vote of a majority of the Corporate Auditors, unless otherwise provided for by laws or regulations.

Article 48.	(Minutes of Meetings of the Board of Corporate Auditors)

The minutes of the meetings of the Board of Corporate Auditors shall be prepared in writing or by electromagnetic file as provided for in laws and regulations, and the Directors and Corporate Auditors present thereat shall affix their names and seals thereon or electronic signatures thereto.

Article 49.	(Regulations of the Board of Corporate Auditors)

Matters concerning the Board of Corporate Auditors shall be governed by the Regulations of the Board of Corporate Auditors prescribed by the Board of Corporate Auditors, in addition to laws and regulations and these Articles of Incorporation.

Article 50.	(Liability Limitation Agreements with Outside Corporate Auditor(s))

Pursuant to the provisions provided for in Article 427, Paragraph 1 of the Law, the Company may enter into liability limitation agreements with any Outside Corporate Auditor which limit the liability provided for in Article 423, Paragraph 1 of the Law to the higher of either (i) the pre-determined amount not less than twenty million (20,000,000) yen or (ii) the amount prescribed in laws and regulations, provided that such Outside Corporate Auditor is bona fide and without gross negligence in performing his/her duty.

CHAPTER VII

ACCOUNTING

Article 51.	(Business Year)

The business year of the Company shall be the one-year period from April 1 of each year through March 31 of the following year.

Article 52.	(Dividends from Surplus Approved by Resolution of Ordinary General Meeting of Shareholders)

Dividends from the surplus approved by a resolution of an ordinary general meeting of shareholders shall be distributed to the shareholders or registered stock pledgees appearing in writing or electronically in the register of shareholders as of the end of March 31 of each year or to the holders of fractional share appearing in writing or electronically in the register of fractional share as of the end of March 31 of each year.

Article 53.	(Interim Dividends)

The Company may, by a resolution of the Board of Directors, distribute interim dividends provided for in Article 454, Paragraph 5 of the Law to the shareholders or registered stock pledgees appearing in writing or electronically in the register of shareholders as of the end of September 30 of each year or to the holders of fractional share appearing in writing or electronically in the register of fractional share as of the end of September 30 of each year.

Article 54.	(Prescription for Payment of Dividends)

In the case where the dividends from its surplus are distributed by cash, the Company shall be released from the obligation to pay such dividends from the surplus which have not been received after the lapse of five (5) years from the date of commencement of payment thereof.